EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT executed as of this 29th day of December, 2008 (“Agreement”) among ARROW FINANCIAL CORPORATION, a New York corporation with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 ("Arrow"), its wholly-owned subsidiary, GLENS FALLS NATIONAL BANK AND TRUST COMPANY, a national banking association with its principal place of business at 250 Glen Street, Glens Falls, New York 12801 (the "Bank"), and THOMAS L. HOY, 250 Glen Street, Glens Falls, NY 12801 (the "Executive").  The effective date of this Agreement shall be January 1, 2009. Capitalized terms used herein shall have the meanings given such terms in Paragraph 11 of this Agreement, or if not included therein, the meanings currently ascribed to such terms.

Recitals

WHEREAS, Arrow and the Bank consider the maintenance of a competent and experienced executive management team to be essential to the long-term success of Arrow and the Bank; and

WHEREAS, in this regard, Arrow and the Bank have determined that it is in the best interests of each that the Executive continue to serve as Chairman, President and Chief Executive Officer of Arrow and the Bank, pursuant to a written employment agreement; and

WHEREAS, Arrow and the Bank have agreed with the Executive that the pre-existing employment agreement between the Executive and each of them should be replaced by this Agreement effective January 1, 2009.

NOW, THEREFORE, in furtherance of the interests described above and in consideration of the respective covenants and agreements herein contained, the parties hereto agree as follows:

1.

Employment.  Arrow and the Bank agree to employ the Executive and the Executive agrees to continue to serve as Chairman, President and Chief Executive Officer of Arrow and the Bank during the term of this Agreement.

2.

Term.

(a)

Term.  The term of this Agreement (“Term”) shall commence on the date hereof and, unless the Executive becomes a Retired Early Employee under Paragraph 6 of this Agreement or such employment is earlier terminated as provided in Paragraph 7 of this Agreement, shall terminate on December 31, 2011, or such earlier date upon which the Executive’s retirement (including early retirement if the Executive so elects) becomes effective under any retirement plan of Arrow or its Affiliates then in effect.

(b)

Annual Review.  During the last quarter of 2009, and the last quarter of 2010, and 2011, if necessary, the Arrow Board, or the  Committee, will consider and vote upon a proposal to extend to the Executive an offer to replace this Agreement with a new employment agreement (the “Replacement Agreement”) commencing not later than January 1 of the ensuing year.  The Replacement Agreement will be for a new term of three (3) years, will provide for a base annual salary for the Executive at commencement of the Replacement Agreement at least equal to the base annual salary of the Executive as of December 31 of the year just completed (the “Preceding Year-End”), will provide for other benefits having an aggregate value to the Executive at least equal to the aggregate value of the other benefits provided to the Executive as of the Preceding Year-End, and will contain other terms and conditions relating to the Executive’s position and duties, place of performance, rights upon a Change of Control of Arrow or the Bank and rights in connection with any early Termination of Employment of the Executive that are, in each such instance, at least as favorable to the Executive as the terms and conditions relating to such matters under this Agreement and generally shall be as favorable to the Executive as is this Agreement, as of the Preceding Year-End.  If the Arrow Board or the Committee shall vote to offer such a Replacement Agreement to the Executive and the Executive shall accept, this Agreement shall terminate as of the close of business on December 31 of the year of such offer and acceptance and the Replacement Agreement shall simultaneously take effect as of January 1 of the ensuing year.

If the Arrow Board or the Committee shall elect not to offer such a Replacement Agreement to the Executive or the Executive, having been offered such a Replacement Agreement, shall elect not to accept such Replacement Agreement, this Agreement and the employment of the Executive hereunder shall continue in full force and effect from the date of such election until the termination of this Agreement in accordance with its terms (such period to be referred to hereinafter as the “Winding-Down Period”), and the rights and obligations of each of the parties hereunder shall continue unchanged during the Winding-Down Period except as may be specifically provided otherwise in this Agreement.

3.

Position and Duties.  The Executive shall continue to serve as Chairman, President and Chief Executive Officer of Arrow and the Bank and shall have duties, responsibilities, and authority as normally attend such positions or as may reasonably be assigned to the Executive from time to time by the Arrow Board or the Bank Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of Arrow and the Bank, provided however, that the Executive may, with the approval of the Arrow Board, serve as a director or officer of any non-competing business or engage in any other activity, including but not limited to, charitable or community activity, to the extent that such does not inhibit the performance of his duties hereunder.

4.

Place of Performance In connection with the Executive's employment hereunder, the Executive shall be based at the principal executive offices of the Bank, except for required travel on business.  The Executive shall not be required to change his residence from the area in which he now resides.  The Bank shall furnish the Executive with office space, administrative assistance, and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

5.

Compensation.

(a)

Salary.  Upon commencement of this Agreement, the base annual salary of the Executive should be $388,500.00, payable by the Bank in equal bi-weekly installments or at such other intervals as shall constitute the regular payroll practice of the Bank.  In addition, the Executive shall receive from the Bank or Arrow such annual bonus, if any, as may be determined by the Arrow Board or the Committee.  Such bonus will be paid not later than the March 15 following the calendar year in which the bonus was earned.  The Executive's base annual salary may be increased from time to time in accordance with the normal business practices of Arrow and the Bank as determined by the Arrow Board or the Committee, and, if so increased, such base annual salary shall not thereafter during the Executive's employment under this Agreement be decreased and the obligation of the Bank hereunder to pay the Executive's base annual salary shall thereafter relate to such increased base annual salary.  Compensation of the Executive by base annual salary payments shall not prevent the Executive from participating in any other compensation or benefit plan of Arrow or the Bank in which he is entitled to participate and participation in any such other compensation or benefit plan shall not in any way limit or reduce the obligation of the Bank to pay the Executive's base annual salary hereunder.

(b)

Other Benefits.  In addition to the compensation provided for in subparagraph (a) above, the Executive shall be entitled during the Term (i) to participate in any and all employee benefit programs or stock purchase programs of Arrow or the Bank now or hereafter in effect and open to participation by qualifying employees of Arrow or the Bank generally, including but not limited to the retirement plan, supplemental retirement plan, employee stock purchase plan and employee stock ownership plan of Arrow or the Bank, and (ii) to enjoy certain personal benefits provided by Arrow or the Bank, including but not limited to:

(i)

 life insurance on the life of the Executive, at no cost to the Executive, under a group plan maintained by Arrow;

(ii)

  life insurance on the life of the Executive, at no cost to the Executive, in the form of a $500,000 Extra Ordinary Life Insurance Policy;

(iii)

   disability insurance for the Executive, at no cost to the Executive, under a group plan maintained by Arrow;

(iv)

   comprehensive medical and dental insurance under a group plan provided by Arrow, with the Executive to pay only those amounts required to be paid thereunder by covered employees generally under the cost-sharing arrangements in effect from time to time under such plan;

(v)

  reimbursement in full of all business, travel and entertainment expenses incurred by the Executive in performing his duties hereunder; and

(vi)

   fully paid vacation during each calendar year in accordance with the vacation policies of Arrow in effect from time to time.

Arrow shall not make any material changes in any of the personal benefits itemized above adversely affecting the Executive unless such change occurs pursuant to a program applicable to all executive officers of Arrow and the adverse effect on the Executive is not proportionately greater than the adverse effect of the change on any other executive officer of Arrow previously enjoying such benefit.

Premiums for the above-described insurance programs will be payable in accordance with the Bank’s regular monthly premium payments applicable to such insurance programs.  Reimbursement of expenses shall be paid not later than the last day of the calendar year following the calendar year in which the expenses were incurred.

6.

Change of Control.

(a)

Retired Early Employee.  If a Change of Control occurs during the Term, either the Executive, on the one hand, or Arrow or the Bank, on the other, may elect by written notice, given to the other party or parties, at any time within twelve (12) months after such Change of Control, to effect the Executive’s “Termination of Employment as a Retired Early Employee”, whereupon the Executive will become a "Retired Early Employee," in which event the Executive will be entitled to receive such payments (in addition to any other payments then receivable by him) as are provided hereafter in this Paragraph 6.  Any such Termination of Employment shall become effective on the first day of the second calendar month commencing after delivery of the notice or on such earlier date as the Executive in his sole discretion may specify.

(b)

Cash Payments.  Subject to Paragraph 8, in the event of the Executive’s Termination of Employment as a Retired Early Employee, the Bank shall, commencing on the date of Termination of Employment and continuing throughout the Pay-out Period, make equal monthly payments to the Executive (which shall not be deemed base annual salary payments) in an amount such that the present value of all such payments, determined as of the date of Termination of Employment, equals two hundred ninety-nine percent (299%) of the Base Amount.  Subject to Paragraph 8, if at any time during the Pay-Out Period the Arrow Board in its sole discretion shall determine, upon application of the Retired Early Employee supported by substantial evidence, that the Retired Early Employee has experienced an unforeseeable emergency, as defined in Code Section 409A and the regulations thereunder, the Bank shall make available to the Retired Early Employee, in one (1) lump sum, an amount up to the amount needed to relieve such unforeseeable emergency (including taxes reasonably anticipated as a result of such lump sum payment) but not greater than the present value of all monthly payments remaining to be paid to him in the Pay-Out Period, calculated as of the date of such determination by the Arrow Board, for the purpose of relieving such unforeseeable emergency to the extent the same has not been or may not be relieved by (xi) reimbursement or compensation by insurance or otherwise, (xii) liquidation of the Retired Early Employee's assets (to the extent such liquidation would not itself cause severe financial hardship), or (xiii) distributions from other benefit plans.  If (a) the lump sum amount thus made available is less than (b) the present value of all such remaining monthly payments, the Bank shall continue to pay to the Retired Early Employee monthly payments for the duration of the Pay-Out Period, but from such date forward such monthly payments will be in a reduced amount such that the present value of all such reduced payments, calculated as of the date of such determination, will equal the difference between (b) and (a), above.  The Retired Early Employee may elect to waive any or all payments due him under this subparagraph.

(c)

Death of Retired Early Employee.  If the Executive dies before receiving all monthly payments payable to him as a Retired Early Employee under Paragraph 6(b) above, the Bank shall pay to the Executive’s spouse, or if the Executive leaves no spouse, to the estate of the Executive, one (1) lump sum payment in an amount equal to the present value of all such remaining unpaid monthly payments, determined as of the date of death of the Executive.  Such amount shall be paid within thirty (30) days of the Executive’s death, provided that the spouse may not designate the calendar year of payment.

(d)

Indemnification of Executive.  In the event a Change of Control occurs, Arrow and the Bank shall indemnify the Executive for all legal fees and expenses subsequently incurred by the Executive in seeking to obtain or enforce any right or benefit provided under this Agreement, not limited to the rights and benefits provided under this Paragraph 6 and whether or not the Executive has become a Retired Early Employee hereunder, provided, however, that such right to indemnification will not apply if and to the extent that a court of competent jurisdiction shall determine that any such fees and expenses have been incurred as a result of the Executive's bad faith.  Indemnification payments payable hereunder by Arrow or the Bank shall be made not later than thirty (30) days after a request for payment has been received from the Executive with such evidence of indemnifiable fees and expenses as Arrow or the Bank may reasonably request, provided, however, that such indemnification and reimbursement payments shall not be made later than the last day of the calendar year following the calendar year in which the expenses were incurred.

(e)

No Offset.  Amounts payable to the Executive as a Retired Early Employee under this Paragraph 6 shall not be subject to any offset or reduction for (i) any amounts owed or claimed to be owed by the Executive to Arrow or the Bank or their Affiliates or (ii) any amounts of compensation or income received or generated by the Executive as a result of any other employment or self-employment of the Executive during the Pay-out Period. The Executive shall be under no obligation to seek other employment or gainful pursuit during the Pay-out Period as a result of this Agreement, and shall be prohibited from accepting certain other forms of employment and from engaging in certain other types of business during the Pay-out Period (as well as during certain other post-termination of employment periods) as and to the extent specified in Paragraph 9 of this Agreement.

(f)

Allocation. If the Executive should elect to become a Retired Early Employee under this Paragraph 6 and as a result of such election should become entitled to receive certain cash payments during the Pay-out Period as set forth above, Arrow shall determine, as soon as practicable following its receipt from the Executive of written notice of such election, the amount, if any, of such future cash payments that may properly be allocated to the Executive’s future performance of his obligations not to compete with, solicit customers or employees from, or disparage Arrow or its Affiliates under Paragraph 9 of this Agreement, with such allocation to be expressed as a single dollar amount equal to the present value, determined as of the date of Termination of Employment, of the amounts of the required future payments thus allocated.  When thus determined, the dollar amount of this allocation shall be communicated by Arrow to the Executive.

(g)

Excess Parachute Payment.

(i)

Anything in this Agreement to the contrary notwithstanding, to the extent that any Company provided payment, distribution or benefit in favor of the Executive  (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Change of Control Termination Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Change of Control Termination Total Payments shall be reduced (but not below zero) to the extent that, and only to the extent, that such reduction in the Change of Control Termination Total Payments would result in the Executive not being subject to the Excise Tax.  Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Change of Control Termination Total Payments, by first reducing or eliminating the portion of the Change of Control Termination Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change of Control.  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

(ii)

 The determination of whether the Change of Control Termination Total Payments shall be reduced as provided in Paragraph 6(g)(i) above and the amount of such reduction (the “Section 4999 Determination”) shall be made at the Company's expense by an accounting firm selected by the Executive from among the six largest accounting firms in the United States or at the Executive’s expense by an attorney selected by the Executive.  Such accounting firm or attorney shall provide its Section 4999 Determination, together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the termination of the Executive’s employment.  If such firm or attorney determines that no Excise Tax is payable by the Executive with respect to the Change of Control Termination Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such determination shall be binding, final and conclusive upon the Company and the Executive.  If such firm or attorney determines that an Excise Tax would be payable, the Company shall have the right to accept such determination as to the extent of the reduction, if any, pursuant to Section 7(g)(i) above, or to have such determination reviewed by another accounting firm selected by the Company, at the Company’s expense.  If the Company’s accounting firm is different from an accounting firm that makes such determination, and does not agree with such latter accounting firm, a third accounting firm shall be jointly chosen by the two firms, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Executive.

7.

Early Termination of Employment.  In addition to the Executive’s Termination of Employment as a Retired Early Employee under Paragraph 6 of this Agreement, the Executive’s Termination of Employment may occur prior to the normal expiration of the Term under Paragraph 2 under the circumstances and with the consequences set forth below.

(a)

Termination of Employment for Cause.  Arrow may effect the Executive’s Termination of Employment prior to the normal expiration of the Term for Cause.  Notwithstanding the foregoing, the Executive’s Termination of Employment hereunder for Cause shall not become effective unless and until:

(i)

reasonable notice is given to the Executive in writing setting forth the reasons Arrow intends to effect the Executive’s Termination of Employment for Cause;

(ii)

not sooner than thirty (30) days after delivery to the Executive of such notice, an opportunity is provided for the Executive to be heard before the Arrow Board with counsel; and

(iii)

after such hearing or opportunity to be heard, written notice of final Termination of Employment for Cause is delivered to the Executive, setting forth the specific reasons therefore, which Termination of Employment shall be effective as of the date of the delivery of such notice.

Termination of Employment for Cause by Arrow (including delivery of the notice specified in subsection (i), above)  shall require the affirmative vote of at least two-thirds (2/3) of the entire Arrow Board. The Executive will not be entitled to any further compensation for any period subsequent to the effective date of such Termination of Employment, except for severance pay, if any, in accordance with the then existing severance policies of Arrow; provided, however, that any such Termination of Employment for Cause becoming effective after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

(b)

Termination of Employment Without Cause.  Arrow may effect the Executive's Termination of Employment prior to the normal expiration of the term of this Agreement without Cause upon thirty (30) days' written notice.  Termination of Employment without Cause by Arrow (including delivery of such notice) shall require the affirmative vote of at least two-thirds (2/3) of the entire Arrow Board.  In the event of any such Termination of Employment without Cause, the Bank shall pay to the Executive on the date of such Termination of Employment one (1) lump sum payment in an amount equal to the greater of (i) the total amount of base annual salary payments which would have been payable to the Executive during the remaining term of the Agreement, assuming no subsequent early Termination of Employment under Paragraph 6 or other Termination of Employment under this Paragraph 7 and assuming the current base annual salary of the Executive on such date is unchanged throughout such remaining term, or (ii) an amount equal to one hundred percent (100%) of the current base annual salary of the Executive on such date;    provided, however, that any such Termination of Employment without Cause occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

(c)

Termination for Good Reason.  The Executive may effect at his own discretion a Termination of Employment for Good Reason at any time within two years following the initial existence of a Good Reason.  The Executive must provide notice to Arrow or the Bank of the existence of one or more conditions constituting Good Reason within ninety (90) days of the initial existence of the earliest such condition to occur.  Arrow or the Bank shall have a period of thirty (30) days during which to remedy the condition or conditions.  If Arrow or the Bank fails to remedy the condition or conditions, the Executive shall be entitled to the payment set forth in Paragraph 7(b) above.

(d)

Termination of Employment for Disability.  If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall not have performed his duties hereunder on a full time basis for six (6) consecutive months, Arrow may effect the Executive's Termination of Employment upon thirty (30) days' written notice.  Such Termination of Employment for disability shall require the affirmative vote of a majority of the entire Arrow Board.  The Executive's compensation during any period of disability prior to the date of such Termination of Employment shall be the amounts normally payable to him in accordance with this Agreement, reduced by the sum of the amounts, if any, paid to the Executive under disability benefit plans maintained by Arrow.  The Executive shall not be entitled to any further compensation from the Bank for any period subsequent to the date of such Termination of Employment, except for severance pay in accordance with then existing severance policies of Arrow; provided, however, that any such Termination of Employment for disability occurring after the Executive shall have elected to become a Retired Early Employee under Paragraph 6 of this Agreement will not affect the right of the Executive to receive all of the payments provided for therein.

(e)

Consensual Termination of Employment .  All parties hereto may agree at any time to Executive’s Termination of Employment upon such terms and conditions as the parties may agree.

(f)

Termination of Employment by Executive During Winding-Down Period.  At any point during a Winding-Down Period, the Executive may incur a voluntary Termination of Employment prior to the normal expiration of the term of this Agreement, for any reason or no reason, upon written notice delivered to Arrow.  Such Termination of Employment shall become effective on the date indicated in the written notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after delivery of the written notice.  In the event of such Termination of Employment (other than any such Termination of Employment effected following a Change of Control and in accordance with the conditions set forth in Paragraph 6), neither Arrow nor the Bank shall have any obligation under this Agreement to make any payments or provide any benefits to the Executive, other than the obligation to make the base annual salary payments and to provide those benefits required to be paid or provided through the date of Termination of Employment pursuant to Paragraph 5 hereof, provided, however, that nothing herein shall reduce or affect any obligations that Arrow or the Bank may have to the Executive under any other agreement with the Executive or under any qualified or non-qualified employee benefit plan covering the Executive.

8.

Delayed Payment of Benefits.  Notwithstanding anything in the foregoing to the contrary, if the Executive is a “specified employee,” as defined in Code Section 409A and the regulations thereunder, on the date of his Termination of Employment, amounts that constitute nonqualified deferred compensation subject to Code Section 409A that would otherwise have been paid during the six-month period immediately following the date of such Termination of Employment shall be paid on the first regular payroll date immediately following the six-month anniversary of such Termination of Employment, with interest to be paid on each such amount, the payment of which is then delayed at the rate of yield on U.S. Treasury Bills with the earliest maturity date that occurs at least six months after such date of such Termination of Employment (as reported in the Wall Street Journal) from such date of Termination of Employment to the date of actual payment.  Reimbursements or payments directly to the service provider for health care expenses incurred during such six month period, plus reimbursements and in-kind benefits in an amount up to the applicable dollar limit on elective deferrals to a 401(k) plan under Section 402(g)(1)(B) of the Code ($16,500 for 2009), and other amounts that do not constitute nonqualified deferred compensation subject to Section 409A shall not be subject to such six month delay requirement.

9.

Non-Competition; Non-Solicitation; Non-Disparagement.  Upon the Executive’s Termination of Employment hereunder by any party under Paragraph 6 or by action of the Executive other than pursuant to one of the provisions of Paragraph 7  permitting the Executive to effect such Termination of Employment:

a.

Non-Compete.  For a period of two (2) years following the effective date of such Termination of Employment, the Executive will not, directly or indirectly, manage, operate, or control, or accept or hold a position as a director, officer, employee, agent or partner of or adviser or consultant to, or otherwise perform substantial services for, any bank or insured financial institution or other corporation or entity engaged in the financial services business or a corporation or entity controlling any of the foregoing, excluding Arrow and its Affiliates (any such other bank, institution, corporation or entity, a “Financial Institution”), if, as of the effective date of such Termination of Employment, such Financial Institution is in competition with Arrow or any of its Affiliates in the Designated Area by virtue of such Financial Institution’s having any office or branch located within the Designated Area or having immediate plans to establish any office or branch within the Designated Area.  For purposes of the preceding sentence, the Designated Area as of any particular time will consist of all counties in the State of New York in which Arrow or any of its subsidiary banks or other Affiliates engaged in providing financial services then maintains an office or a branch or has acted to establish an office or a branch.

b.

Non-Solicit.  For a period of two (2) years following the effective date of such Termination of Employment, the Executive will not, directly or indirectly,

(i)

acting on behalf of any Financial Institution, regardless of where such Financial Institution is located or doing business, solicit business for such Financial Institution from, or otherwise seek to obtain as a customer or client of such Financial Institution, any person or entity that, to the knowledge of the Executive, was a customer or client of Arrow or any of its subsidiary banks or other Affiliates engaged in providing financial services at any point during the one-year period immediately preceding the effective date of such Termination of Employment; or

(ii)

acting on behalf of any other corporation or entity, including any Financial Institution, regardless of where such other corporation or entity is located or doing business, employ or solicit as an employee of such corporation or entity or retain or seek to retain as an agent or consultant of such corporation or entity any individual employed by Arrow or any of its subsidiary banks or other Affiliates engaged in providing financial services at any point during the one-year period immediately preceding the effective date of such Termination of Employment.

a.

Non-Disparagement. For a period of ten (10) years following the effective date of such Termination of Employment, the Executive will not, directly or indirectly, make any one or more statements, declarations, announcements, assertions, remarks, comments or suggestions, orally or in writing, that individually or collectively are, or may be construed as being, defamatory, derogatory, negative, or disparaging to Arrow or its Affiliates (including any successor to Arrow by merger or acquisition or any of such successor’s affiliates), or to any director, officer, controlling shareholder, employee or agent of any of the foregoing.

It is the intention of the parties to restrict the activities of the Executive under this Paragraph 9 only to the extent necessary for the protection of the legitimate business interests of Arrow, and the parties specifically covenant and agree that should any of the clauses or provisions of the restrictions set forth herein, under any set of circumstances, be held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then and in that event, the court so holding may reduce the extent or duration of such restrictions or effect any other change to such restrictions to the extent necessary to render such restrictions enforceable by said court.  This Paragraph 9 shall survive termination of this Agreement in accordance with its terms.

1.

Confidential Information.  The Executive specifically acknowledges that all information pertaining to the Bank and Arrow received by him during the course of his employment hereunder which has been designated confidential or otherwise has not been made publicly available, including, without limitation, plans, strategies, projections, analyses, and information pertaining to customers or potential customers, is the exclusive property of Arrow and the Executive covenants and agrees not to disclose any of such information, without the express prior consent of the Arrow Board, during his employment hereunder or after Termination of Employment, to anyone not employed or engaged by Arrow or a subsidiary thereof to render services to it.  The Executive further covenants and agrees that he will not at any time use any such information, without such express prior consent, for his own benefit or the benefit of any party other than Arrow.  This Paragraph 10 shall survive termination of this Agreement.

2.

Definitions.  The following capitalized terms when used in this Agreement shall have the following meanings.

(a)

“Affiliate” means any corporation or other business entity that from time to time is, along with Arrow, a member of a controlled group of businesses, as defined in Sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test.  A corporation or other business entity is an Affiliate only while a member of such group.

(b)

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

(c)

“Annual Compensation” shall mean, for any given taxable year of the Executive, all compensation payable by Arrow or the Bank to the Executive that is includible in the gross income of the Executive for such year for federal income tax purposes, plus any amount of salary otherwise payable by Arrow or the Bank to the Executive for such year (A) that is deferred under Section 401(k) of the Code under any plan maintained by Arrow or the Bank permitting such deferrals, or (B) that is deferred by the Executive under any nonqualified retirement or income deferral plan maintained by Arrow or the Bank, to the extent deferred amounts under such plan are excludable for federal income tax purposes from the gross income of the deferring employee in the year of deferral.

(d)

“Arrow” shall mean Arrow Financial Corporation.

(e)

“Arrow Board” shall mean the Board of Directors of Arrow.

(f)

“Bank” shall mean Glens Falls National Bank and Trust Company.

(g)

“Bank Board” shall mean the Board of Directors of the Bank.

(h)

"Base Amount"  shall mean an amount equal to the average Annual Compensation of the Executive for the most recent five (5) taxable years ending before the date on which a Change of Control occurred.

(i)

"Cause" shall mean:

(i)

any willful misconduct by the Executive which is materially injurious to Arrow or the Bank, monetarily or otherwise;

(ii)

any willful failure by the Executive to follow the reasonable directions of the Arrow Board or the Bank Board; or

(iii)

any failure by the Executive substantially to perform any reasonable directions of the Arrow Board or the Bank Board (other than failure resulting from disability), within thirty (30) days after delivery to the Executive by the respective Board of a written demand for substantial performance, which written demand shall specifically identify the manner in which the respective Board believes that the Executive has not substantially performed.

(j)

"Change of Control" means:

(i)

  The acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Arrow;

(ii)

  The acquisition by one person, or more than one person acting as a group, of ownership of stock of Arrow that, together with stock of Arrow acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of Arrow;

(iii)

   A majority of the members of the Arrow Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Arrow Board before the date of the appointment or election; or

(iv)

One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from Arrow that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of Arrow immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Arrow.

This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

(k)

"Change of Control Termination Total Payments" shall have the meaning set forth in Paragraph 6(g) hereof.

(l)

“Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)

“Committee” shall mean a committee of the Arrow Board, if any, duly authorized to make determinations regarding executive compensation and the terms of their employment.

(n)

“Designated Area” shall have the meaning set forth in Paragraph 9(a) hereof.

(o)

“Executive” shall mean Thomas L. Hoy.

(p)

“Financial Institution” shall have the meaning set forth in Paragraph 9(a) hereof.

(q)

"Good Reason" means:  (i) a material diminution in the Executive’s authority, duties, or responsibilities; or (ii) a material diminution in the budget over which the Executive retains authority.

(r)

“Excise Tax” shall have the meaning set forth in Paragraph 6(g)(i) hereof.

(s)

“Pay-out Period” shall mean the period commencing on the date of Termination of Employment and ending two years thereafter.

(t)

“Preceding Year-End” shall have the meaning set forth in Paragraph 2(b) hereof.

(u)

“Retired Early Employee” shall have the meaning set forth in Paragraph 6 hereof.

(v)

“Replacement Agreement” shall have the meaning set forth in Paragraph 2(b) hereof.

(w)

“Section 4999 Determination” shall have the meaning set forth in Paragraph 6(g)(ii).

(x)

“Term” shall have the meaning set forth in Paragraph 2(a).

(y)

“Termination of Employment” means the separation from service of the Executive, as defined in the regulations under Section 409A of the Code, with Arrow and its Affiliates.  Generally, for purposes of Section 409A, a separation from service means a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, disregarding leaves of absence of up to six months where there is a reasonable expectation the Executive will return.

(z)

“Termination of Employment as a Retired Early Employee” means a termination of employment pursuant to Paragraph 6(a) hereof.

(aa)

“Winding-Down Period” shall have the meaning set forth in Paragraph 2(b) hereof.

3.

Successors and Assigns; Assumption by Successors.  This Agreement is a personal services contract which may not be assigned by the Bank or Arrow to, or assumed from the Bank or Arrow by, any other party without the prior consent of the Executive.  All rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors and assigns.  Arrow will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Arrow in any consensual transaction expressly to assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that Arrow would be required to perform if no such succession had taken place.  References herein to "Arrow" or the "Bank" will be understood to refer to the successor or successors of Arrow or the Bank, respectively.

4.

Notices.  Any notice required or desired to be given hereunder shall be in writing and shall be deemed given when delivered personally or sent by certified or registered mail, postage prepaid, to the addresses of the other parties set forth in the first Paragraph of this Agreement, provided that all notices to Arrow or the Bank shall be directed in each case to the Chief Financial Officer thereof.

5.

Waiver of Breach.  Waiver by any party of a breach of any provision shall not operate as or be construed a waiver by such party of any subsequent breach hereof.

6.

Invalidity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

7.

Entire Agreement; Written Modification; Termination.  This agreement contains the entire Agreement among the parties concerning the employment of the Executive by Arrow and the Bank.  No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced. This Agreement shall terminate as of the time Arrow or the Bank makes the final payment which it may be obligated to pay hereunder or provides the final benefit which it may be obligated to provide hereunder, or, if later, as of the time the last remaining restriction set forth in Paragraph 9 expires.

8.

Performance by Arrow or Bank.  Performance under this Agreement by Arrow and Bank, including the payment of any amounts provided for hereunder, are subject to applicable law and regulation including any payment restrictions on executive compensation under applicable banking law and regulation.   Any obligation of Arrow or the Bank to make a payment under any provision of this Agreement shall be deemed an obligation of both parties to make such payment, and the making of such payment by either such party shall be deemed performance of the obligation to pay by both such parties.

9.

Counterparts.  This Agreement may be made and executed in counterparts, in which case all counterparts shall be deemed to constitute one original document for all purposes.

10.

Governing Law.  This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.

11.

Authorization.  The Bank and Arrow represent and warrant that the execution of this Agreement has been duly authorized by resolution of their respective boards.  This Paragraph 20 shall survive termination of the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the day and year first above written.

ARROW FINANCIAL CORPORATION

By:

/s/ Kenneth C Hopper

Kenneth C. Hopper

Chairman, Compensation Committee

GLENS FALLS NATIONAL BANK

AND TRUST COMPANY

By:

/s/ Kenneth C. Hopper

Kenneth C. Hopper

Chairman, Compensation Committee

"EXECUTIVE"

/s/ Thomas L. Hoy

Thomas L. Hoy